SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2008

CAPLEASE, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1065 Avenue of the Americas, New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 10, 2008, Circuit City Stores, Inc. announced that it has filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code. The purpose of this Form 8-K is to summarize CapLease, Inc.’s exposure to Circuit City Stores, Inc.

We do not own any properties leased to Circuit City and do not have any loan investments where Circuit City is the underlying tenant. We do own investments in three commercial mortgage-backed securities (“CMBS”) transactions containing a total of 10 outstanding loans each on a single tenant retail store net leased to Circuit City. As discussed in further detail below, it is our current estimate that we will not experience any significant losses on these investments as a result of the Circuit City bankruptcy.

CALFS 1997-CTL 1 Transaction

We own the Class D bond in the CALFS 1997-CTL 1 transaction. The CALFS pool includes a total of five fully amortizing first mortgage loans with a current principal amount of about $12.5 million on Circuit City retail stores. All of the loans were originated in November 1995 with an aggregate original principal amount of about $21 million.

Circuit City has announced that it plans to close one of the five retail stores and reject the associated lease in bankruptcy. It is our current estimate that the CMBS pool will not experience any significant loss on the related loan because the estimated dark value of the property (i.e., the value of the property without a lease in place as estimated at the time the loan was made) is about $2 million and exceeds the current principal amount of the loan of about $1.8 million.

In the event that one of the Circuit City loans does experience a loss, we do not expect any loss on our Class D bond. There are three bond classes in the transaction (Classes E, F and G) subordinate to our investment with a total face amount of about $10 million. Because these bonds are subordinate to us, we will not bear any losses on the collateral unless and until the face amount of the subordinate class is written off in full.

NLFC 1999-LTL-1

We own the Class E bond and the Class X (interest only) bond in the NLFC 1999-LTL-1 transaction. The NLFC pool includes a total of two fully amortizing first mortgage loans with a current principal amount of about $10.4 million, including a $1.4 million loan on a Circuit City retail store and a $9 million loan on a CarMax, Inc. (NYSE: KMX) retail store, which is a separate public company and former subsidiary of Circuit City. The two loans were originated between March and June 1997 with an aggregate original principal amount of about $15.5 million.

Circuit City has not announced plans to close its retail store and CarMax is not associated with Circuit City’s bankruptcy. As a result, we do not expect the CMBS pool to experience any losses on either of the related loans. In the event that one of the loans does experience a loss, we do not expect any loss on our Class E bond, as there are two bond classes in the transaction (Classes F and G) subordinate to our investment with a total face amount of amount $7 million.

BSCMS 1999 CLF 1

We own the Class E and Class F bonds in the BSCMS 1999 CLF transaction, which represent the most subordinate classes in the transaction. The BSCMS pool includes a total of three nearly fully amortizing first mortgage loans with a current principal amount of about $6.5 million on Circuit City retail stores. The three loans were originated in March 1999 with an aggregate original principal amount of about $7.6 million.

Circuit City has announced that it plans to close two of the three retail stores and reject the associated lease in bankruptcy. We do not expect the CMBS pool to experience any significant losses on the related two loans, because the estimated dark value of the properties for each of the rejected stores (total of $4.35 million) is in excess of the current principal amount of the associated loan (total of $4.2 million).

Our loss estimates for each transaction ignore the trust’s claim in bankruptcy for lost tenant rents and the related borrower’s ability and willingness to continue to make debt service payments in order to retain, re-tenant, sell and/or refinance the property.

This Form 8-K contains forward-looking statements that are subject to various assumptions, risks and uncertainties. The forward-looking statements are made based on our beliefs, assumptions and expectations, taking into account all information currently available to us, such as dark value estimates and lease rejection assumptions. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our expectations may vary materially from those expressed in our forward-looking statements. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in our forward-looking statements. Such factors include, but are not limited to, additional lease rejections in bankruptcy by Circuit City, actual loan defaults by the related borrowers, the actual value of the underlying collateral and the unpaid principal amount on the related loans, the costs to foreclose and sell the mortgaged properties, and the availability of other collateral or reserves to absorb any losses. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date made.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPLEASE, INC.

By:	/s/ Shawn P. Seale
Shawn P. Seale
Senior Vice President, Chief Financial Officer and Treasurer

Date: November 10, 2008